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PROSPECTUS SUPPLEMENT                       Filed Pursuant To Rule 424(b)(3)
(To Prospectus dated June 5, 1998)                Registration No. 333-56251

                             5,349,113 Shares

                         GOLF TRUST OF AMERICA, INC.
                                   [logo]

                              Common Stock

               We are Golf Trust of America, Inc., a self-administered real estate investment trust focused on owning and acquiring upscale golf courses in a number of markets across the United States. We are offering to the public 5,349,113 shares of our sole class of Common Stock. All of these shares are being offered by the selling shareholders identified in the accompanying Prospectus, or by their transferees, pledgees, donees or successors. We will not receive any of the proceeds from the sale of these shares by such selling shareholders.

               Our Common Stock is traded on the American Stock Exchange under the symbol "GTA". On April 16, 1999, the last reported sale price for the Common Stock on the American Stock Exchange was $21.9375 per share.

               INVESTING IN THE COMMON STOCK INVOLVES A NUMBER OF RISKS.  SEE
"ADDITIONAL RISK FACTORS," BEGINNING ON PAGE S-3 OF THIS PROSPECTUS
SUPPLEMENT, AND "RISK FACTORS," BEGINNING ON PAGE 2 OF THE ACCOMPANYING
PROSPECTUS, TO READ ABOUT CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE BUYING
SHARES OF COMMON STOCK.

               On the date of this Prospectus Supplement, the selling shareholders do not yet own the offered shares of Common Stock. Instead they hold units of limited partnership interest in Golf Trust of America, L.P., the operating partnership through which we conduct our business (and, with respect to 250,000 shares, they own options to acquire shares of Common
Stock). The selling shareholders have the right to redeem their operating partnership units, or OP Units, generally beginning one year after issuance.
When an OP Unitholder presents his or her OP Units to us for redemption, we have the right to decide whether to redeem the OP Unit for cash or exchange it for Common Stock. This Prospectus relates to the shares of Common Stock which we may decide to issue in exchange for OP Units.

               The selling shareholders may sell their shares by means of this Prospectus or they may decide to sell them by other means; however they are not obligated to sell their shares at all. The selling shareholders may sell their shares from time to time in one or more types of transactions
(which may include block transactions) on the American Stock Exchange, in the over-the-counter market, in negotiated transactions, through put or call option transactions relating to the shares, through short sales of shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. The selling shareholders may sell their shares directly to purchasers or through agents, underwriters or dealers. If required by law, the names of any such agents and underwriters involved in the sale and the applicable agent's commission, dealer's purchase price or underwriter's discount, if any, will be set forth in an accompanying supplement to the Prospectus. The selling shareholders will pay any applicable underwriting discounts, selling commissions and transfer taxes. We are responsible for payment of all other expenses incident to the registration of the shares. The selling shareholders and any broker-dealers, agents or underwriters that participate in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any commission received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

               NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR
DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO
THE CONTRARY IS A CRIMINAL OFFENSE.

                     PROSPECTUS SUPPLEMENT DATED APRIL 19, 1999

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                          TABLE OF CONTENTS
PROSPECTUS SUPPLEMENT

Note Regarding Forward Looking Statements................................S-2
Additional Risk factors..................................................S-3
Supplemental Plan of Distribution........................................S-4


PROSPECTUS

Available Information......................................................i
Incorporation of Certain Information by Reference..........................i
The Company................................................................1
Risk Factors...............................................................2
Use of Proceeds...........................................................15
Selling Shareholders......................................................15
Federal Income Tax Considerations.........................................16
Plan of Distribution......................................................31
Description of Capital Stock..............................................33
Description of Debt Securities............................................42
Description of Warrants...................................................58
Experts...................................................................59
Legal Matters.............................................................59

                  NOTE REGARDING FORWARD-LOOKING STATEMENTS

               This Prospectus Supplement and the accompanying Prospectus (including the information incorporated in them by reference) contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words "believe," "expect," "anticipate," "intend," "estimate," "assume" or other similar expressions.

               YOU SHOULD NOT RELY ON OUR FORWARD-LOOKING STATEMENTS BECAUSE THE MATTERS THEY DESCRIBE ARE SUBJECT TO KNOWN (AND UNKNOWN) RISKS, UNCERTAINTIES AND OTHER UNPREDICTABLE FACTORS, MANY OF WHICH ARE BEYOND OUR CONTROL. Many relevant risks are described under the caption "Risk Factors" in the accompanying Prospectus (as well as throughout our disclosure documents), and you should consider the important factors listed there as you read this supplement and the accompanying Prospectus.

               Our actual results, performance or achievements may differ materially from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements. We assume no responsibility to update our forward-looking statements.

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                             ADDITIONAL RISK FACTORS


               INVESTING IN OUR COMMON STOCK INVOLVES A NUMBER OF RISKS. IN ADDITION TO THE RISKS DESCRIBED UNDER "RISK FACTORS," BEGINNING ON PAGE 2 OF THE ACCOMPANYING PROSPECTUS, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING INFORMATION IN CONJUNCTION WITH THE OTHER INFORMATION CONTAINED, OR INCORPORATED BY REFERENCE, IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS BEFORE MAKING A DECISION TO PURCHASE SHARES OF OUR COMMON STOCK.

MARKET CONDITIONS AND THE COST OF FINANCING NEW ACQUISITIONS MAY LIMIT OUR GROWTH RATE

               The cost of equity and debt financing for new acquisitions has recently been increasing. The increased cost of financing, combined with increases in the sales prices of existing golf courses results in a lower profit margin on new acquisitions. While these market conditions continue, we expect that we may acquire fewer golf courses. If the current market conditions persist for an extended period of time, our current earnings growth rates may decline. As a result, we could experience a material adverse effect on our ability to pay distributions to our stockholders and on the market prices of our equity securities.

RISKS ASSOCIATED WITH ENTERING NEW MARKET AREAS

               Although our historical industry expertise is in the southern and eastern portions of the United States, we have expanded our ownership of golf courses into new market areas in recent months (I.E., the western United States). If appropriate opportunities arise, we may make other selective investments in markets outside of our current markets. Our entry into new markets will require us to apply our experience to these new market areas, but we cannot assure you that our historical expertise will be applicable to new market areas. If we expand into new market areas in the future, we may be exposed to risks associated with:

  - a lack of market knowledge and understanding of the local economy, which may cause us to model prospective acquisitions incorrectly;
  - an inability to identify appropriate golf course acquisition opportunities;
  - an inability to obtain qualified operators for acquired golf courses;
    and
  - an unfamiliarity with local governmental regulations.

PORTFOLIO ACQUISITION RISKS

               Our business and acquisition strategy may include the acquisition of multiple golf courses in a single transaction in order to reduce acquisition expenses per asset, and to enable us to enlarge our critical mass of assets which provide operating leverage. However, portfolio acquisitions are more complex than single-asset acquisitions, and the risk that a portfolio acquisition will not close may be greater than in a single-asset acquisition. In addition, our costs

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for a portfolio acquisition that does not close are generally greater than for a single-asset acquisition that does not close. If we fail to close one or more portfolio acquisitions, then our ability to increase our net income will be limited and a charge to earnings for costs related to the failed acquisition(s) may occur. In addition, a portfolio acquisition may require us to own one or more assets which are located in geographically dispersed markets that are geographically removed from our principal markets.

               Another risk associated with portfolio acquisitions is that a seller may require that a group of assets be purchased as a package, even though one or more of the assets in the portfolio does not meet our investment criteria. In such cases, we may attempt to make a joint bid with another buyer, or we may purchase the portfolio of assets with the intent to subsequently dispose of those assets which do not meet our investment criteria. In the case of joint bids, however, it is possible that the other buyer may default in its obligations, which increases the risk that the acquisition may not close, with the adverse consequences described above. In cases where we intend to dispose of assets that we do not wish to own, there can be no assurance as to how quickly we will be able to sell or exchange such asset or assets or the terms on which such asset or assets can be sold or exchanged.

                       SUPPLEMENTAL PLAN OF DISTRIBUTION

               Golf Trust is registering shares of Common Stock on behalf of the selling shareholders. The selling shareholders are named in the attached Prospectus. Since the date of the attached Prospectus, two named selling shareholders redeemed a total of 4,800 OP Units for cash rather than Common Stock, one named selling shareholder redeemed 11,700 OP Units for shares of Common Stock which he then sold in a private transaction, one named selling shareholder redeemed 30,000 OP Units for shares of Common Stock which he sold or intends to sell pursuant to the separate prospectus supplement dated January 5, 1999 and one named selling shareholder redeemed 2,000 OP Units for shares of Common Stock which he sold or intends to sell pursuant to the separate prospectus supplement dated March 24, 1999. As used herein and therein, the term "selling shareholder" also includes donees and pledgees selling shares received from a named selling shareholder after the date of the attached Prospectus. All costs, expenses and fees in connection with the registration of the shares offered hereby will be borne by the Company. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling shareholders. Sales of shares may be effected by selling shareholders from time to time in one or more types of transactions (which may include block transactions) on the American Stock Exchange, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of shares, or a combination of such methods of sale, at market prices prevailing at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares of Common Stock by the selling shareholders.

               The selling shareholders may effect such transactions by selling shares of Common Stock directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

               The selling shareholders and any broker-dealers that act in connection with the sale of the shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act of 1933, as amended. The Company has agreed to indemnify each selling shareholder against certain liabilities, including liabilities arising under the Securities Act. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

               Because selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the American Stock Exchange pursuant to Rule 153 under the Securities Act. The Company has informed the selling shareholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934, as amended, may apply to their sales in the market.

               Selling shareholders also may resell all or a portion of their shares of Common Stock in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.

               Upon Golf Trust being notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, an additional supplement to the accompanying Prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (a) the name of each such selling shareholder and of the participating broker-dealer(s), (b) the number of shares involved, (c) the price at which such shares were sold,
(d) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (e) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus and (f) other facts material to the transaction. In addition, upon the Company being notified by a selling shareholder that a donee or pledgee intends to sell more than 500 shares of Common Stock, an additional supplement to the accompanying Prospectus will be filed.

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                                       S-6

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YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR
CONTAINED IN THIS PROSPECTUS OR ANY SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT OR ADDITIONAL INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS.

                         _____________________

                       TABLE OF CONTENTS

            PROSPECTUS SUPPLEMENT


Note Regarding Forward-Looking Statements .........S-2
Supplemental Plan of Distribution..................S-3

                   PROSPECTUS

Available Information............................... i
Incorporation of Certain Information by Reference....i
The Company..........................................1
Risk Factors.........................................2
Use of Proceeds.....................................15
Selling Shareholders................................15
Federal Income Tax Considerations...................16
Plan of Distribution................................31
Description of Capital Stock........................33
Description of Debt Securities......................42
Description of Warrants.............................58
Experts.............................................59
Legal Matters.......................................59



                                   5,349,113 SHARES



                              GOLF TRUST OF AMERICA, INC.
                                        [logo]





                                      COMMON STOCK



                                   PROSPECTUS SUPPLEMENT





                                      APRIL 19, 1999